Exhibit 99.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-44713 and No. 333-133631 of Community National Bank on Form S-8 of our report dated June 28, 2007, appearing in this Annual Report on Form 11-K of Community Bancorp. and Designated Subsidiaries Retirement Savings Plan for the year ended December 31, 2006.

/s/Berry, Dunn, McNeil & Parker
Portland, Maine
June 28, 2007
VT Reg. No. 92-0000278